                                                                    Exhibit 99.1


(TRANSACT LOGO)


                          TRANSACT TECHNOLOGIES REPORTS
                           FIRST QUARTER 2004 RESULTS

                    RAISES FULL YEAR REVENUE AND EPS GUIDANCE

            - First quarter 2004 net revenue increased to $15.1 million, 67% year- over-year growth

            - Gaming and lottery revenue increased 75% in the first quarter versus the first quarter of the previous year

            - Point of sale (POS) and banking revenue increased 59% in the first quarter versus the first quarter of the previous year

            - Gross margin improved to 36% in the first quarter of 2004 versus 27% in the first quarter of 2003

            - EPS of $0.13 per diluted share on a post-stock split basis versus guidance of $0.11 per diluted share

      Wallingford, CT, May 3, 2004 - TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the first quarter ended March 31, 2004.

Net revenue for the first quarter ended March 31, 2004 increased 67% to $15.1 million, from $9.0 million in the same period a year ago. The strong growth was led by the gaming and lottery portion of TransAct's business, which had revenue growth of 75% in the first quarter of 2004 versus the first quarter of 2003, due primarily to the continued rollout of ticket-in/ticket-out slot machines in the U.S. TransAct also experienced robust growth in the POS and banking market with revenue from this segment increasing 59% in the first quarter of 2004 over the first quarter of 2003, led by increased sales of the Company's BANKjet(R) line of inkjet printers. Revenue from TransAct's spare parts, consumables and services business increased 25% in the first quarter of 2004 from the year-ago period, reflecting the Company's growing installed base of printers and increased focus on the after-market business.

Net income in the first quarter of 2004 was $1.3 million or $0.13 per diluted share, compared to a net loss of ($198,000) or ($0.03) per diluted share, in the first quarter of 2003. The per share data in the first quarter of 2004 and 2003 has been adjusted to reflect the three-for-two stock split of the

Company's common stock in the form of a 50 percent stock dividend. The Company had provided first quarter guidance projecting revenue to be over $15 million with net income of approximately $0.11 per diluted share on a post-stock split basis.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, "This was another impressive quarter for us as TransAct continues to benefit from the roll-out of cashless gaming machines at casinos in the U.S. We remain well positioned to capitalize on the market's expected growth based on our best-in-class printers and our relationships with all the major OEMs and manufacturers. We are also gaining traction internationally as we leverage the success we continue to achieve in the U.S. Our results in the first quarter also benefited from a 59% year-over-year growth in revenue in the POS and banking segment of our business. This growth continues to be driven by sales of our BANKjet(R) 1500 line of inkjet printers, as major financial institutions refocus their businesses on local branches. Finally, our after-market business continues to expand and will remain a major focus for us going forward given the recurring revenue and higher margins associated with this business."

Richard L. Cote, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "Our results underscore the leverage we now have in our business. In the first quarter of 2004, gross margin improved to 36% from 27% in the year ago quarter. The significantly higher gross margin was the result of higher revenue, favorable product mix, and additional cost savings. While we also continue to diligently manage our costs, operating expenses were higher in the first quarter due to our planned expansion of sales and marketing efforts to support our growth. In addition, as part of our plan, we incurred higher general and administrative costs related to the CFO succession plan and higher professional fees, including those related to Sarbanes-Oxley compliance initiatives. In connection with these initiatives, we have added a Corporate Governance link to the investor relations section of our website. Turning to our financial position, we generated $2.7 million in cash from operations during the first quarter. As a result, we were able to pay off the $420,000 remaining on our term loan and we now have no debt and almost $3 million of cash in the bank."

LOOKING FORWARD
Shuldman concluded, "We continue to be optimistic about the momentum we have in our business and our prospects. Growth in our gaming and lottery business is expected to come from the continued rollout of the ticket-in/ticket-out initiative in the casino market. While a majority of this growth will come from our customers in North America, we expect to see initial orders from our customers in the international markets. For example, shipments of our casino printers to Aristocrat in Australia are expected to begin in late 2004. On the lottery side of our business, our relationship with GTECH remains strong. Based on current orders, significant shipments of our new thermal lottery printers to GTECH are expected to be made in the third and fourth quarters of 2004. We also expect to see continued year-over-year growth in our POS and banking business driven by inkjet printer sales, as more hospitality, retail and banking locations upgrade their current line of printers."

"As we enter the second quarter of 2004, we expect revenue for the second quarter to be approximately $15.5 million to $16.0 million, with earnings of approximately $0.11 per share to $0.13 per share. The gross margin in the second quarter is expected to be lower than in first quarter of 2004, as we will ship an order for a legacy printer from an important customer at a lower than typical margin. Based on our current outlook, we now expect that revenue for the full year 2004 will be in the range of $63 million to $65 million, with earnings in the range of $0.49 to $0.52 per share, on a post-stock split basis. Overall, we remain confident in TransAct's growth prospects given the fundamentals and momentum in all of our markets and the leverage that now exists in our operating model."

INVESTOR CONFERENCE CALL / WEBCAST DETAILS
TransAct will review detailed first quarter 2004 results and forward guidance on Monday, May 3 at 5PM EDT. The conference call-in number is 973-582-2706. A replay will be available from 8PM

EDT on May 3 through 12AM EDT, May 10. The replay number is 973- 341-3080. The confirmation number is 4682116. Investors can access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED
TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ITHACA(R) and MAGNETEC(R) names. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

CONTACTS:
Richard L. Cote, Chief Financial Officer, 203-269-1198 Ext. 6020 or David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021 both with The Ruth Group


                                      # # #

FORWARD-LOOKING STATEMENTS:
The Company's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on third parties for sales outside the United States, including Australia and New Zealand; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products, risks associated with foreign operations; risks associated with the determination of payments to a competitor that has advised the Company that certain of its printers may use the competitor's patents; availability of third- party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

                                - TABLES FOLLOW -

                       TRANSACT TECHNOLOGIES INCORPORATED
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                     Three months ended
(In thousands, except per share amounts)                  March 31,
                                                  -------------------------
                                                    2004             2003
                                                  --------         --------
Net sales                                         $ 15,075         $  9,012
Cost of sales                                        9,657            6,571
                                                  --------         --------

Gross profit                                         5,418            2,441
                                                  --------         --------

Operating expenses:
  Engineering, design and product
   development                                         614              562
  Selling and marketing                              1,362            1,044
  General and administrative                         1,332            1,099
                                                  --------         --------
                                                     3,308            2,705
                                                  --------         --------

Operating income (loss)                              2,110             (264)
                                                  --------         --------

Other income (expense):
  Interest, net                                        (10)             (46)
  Other, net                                            (3)              --
                                                  --------         --------
                                                       (13)             (46)
                                                  --------         --------

Income (loss) before income taxes                    2,097             (310)
Income tax provision (benefit)                         755             (112)
                                                  --------         --------

Net income (loss)                                    1,342             (198)
Dividends and accretion on preferred stock             (90)             (90)
                                                  --------         --------

Net income (loss) available to common
  shareholders                                    $  1,252         $   (288)
                                                  ========         ========

Net income (loss) per share:
  Basic                                           $   0.14         $  (0.03)
  Diluted                                         $   0.13         $  (0.03)

Weighted average shares used in per share
  calculation:
  Basic                                              8,966            8,510
  Diluted                                            9,800            8,510

                   SUPPLEMENTAL INFORMATION - SALES BY MARKET:

                                                     Three months ended
                                                          March 31,
                                                  -------------------------
                                                    2004             2003
                                                  --------         --------
Point of sale and banking                         $  6,885         $  4,331
Gaming and lottery                                   8,190            4,681
                                                  --------         --------

  Total net sales                                 $ 15,075         $  9,012
                                                  ========         ========

                     TRANSACT TECHNOLOGIES INCORPORATED
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (UNAUDITED)

                                                       March 31,    December 31,
(In thousands)                                           2004           2003
                                                       --------     ------------
ASSETS:
Current assets:
  Cash and cash equivalents                            $  2,925       $    498
  Receivables, net                                        7,788          9,074
  Inventories                                             8,597          8,061
  Deferred tax assets                                     2,340          2,340
  Other current assets                                      309            509
                                                       --------       --------
    Total current assets                                 21,959         20,482
                                                       --------       --------
Fixed assets, net                                         3,380          3,607
Goodwill, net                                             1,469          1,469
Other assets                                                797            803
                                                       --------       --------
                                                          5,646          5,879
                                                       --------       --------
  Total assets                                         $ 27,605       $ 26,361
                                                       ========       ========

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Current portion of term loan                         $     --       $     90
  Accounts payable                                        2,570          3,288
  Accrued liabilities                                     4,164          3,780
  Deferred revenue                                        1,489          1,537
                                                       --------       --------
    Total current liabilities                             8,223          8,695
                                                       --------       --------

Long-term portion of term loan                               --            330
Long-term portion of accrued restructuring                1,514          1,645
Other long-term liabilities                               1,338          1,442
                                                       --------       --------
                                                          2,852          3,417
                                                       --------       --------
  Total liabilities                                      11,075         12,112
                                                       --------       --------

Mandatorily redeemable convertible preferred stock        3,922          3,902
                                                       --------       --------

Shareholders' equity:
  Common stock                                               61             60
  Additional paid-in capital                             10,619          8,441
  Retained earnings                                       3,017          1,769
  Unamortized restricted stock compensation              (1,202)           (30)
  Accumulated other comprehensive income                    113            107
                                                       --------       --------
    Total shareholders' equity                           12,608         10,347
                                                       --------       --------
                                                       $ 27,605       $ 26,361
                                                       ========       ========